Callodine Specialty Income Fund

Exhibit 99(a)(2)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CALLODINE SPECIALTY INCOME FUND”, FILED IN THIS OFFICE ON THE FIRST DAY OF JULY, A.D. 2024, AT 3: 45 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

4106222 8100	Authentication: 203843766
SR# 20243035609	Date: 07-02-24

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

●	First: The name of the trust is Callodine Specialty Income Fund

●	Second: The name and address of the Registered Agent in the State of Delaware is

The Corporation Trust Company
1209 Orange Street
Wilmington, DE 19801 (New Castle County)

●	Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended(15 U.S.C. §§ 80a-1 et seq.).

●	Fourth: (Insert any other information the trustees determine to include therein.)

By:	/s/Amy Small
Initial Trustee

Name:	Amy Small
Typed or Printed